Exhibit 99.1

Moleculin Highlights Abstract Accepted for Poster Presentation at the 2026 ASCO Annual Meeting Highlighting Cardiac Safety Data for Annamycin

HOUSTON, May 21, 2026 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today announced that an abstract featuring pooled cardiac safety data for its lead drug candidate Annamycin (also known as “L-Annamycin” or “naxtarubicin”), has been accepted for poster presentation at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting, taking place May 29 – June 2, 2026, in Chicago, Illinois. Access the abstract here.

The abstract, titled “Cardiac safety of L-annamycin at high cumulative anthracycline exposure: Pooled analysis,” will be presented in a poster session focused on Symptom Science and Palliative Care.

Presentation Details:

●	Session Type: Poster Session - Symptom Science and Palliative Care
●	Presentation Date and Time: May 30, 2026, 1:30 PM – 4:30 PM CDT
●	Location: Poster Board #8

The abstract presents pooled cardiac safety analyses from sponsor- and investigator-initiated clinical trials evaluating Annamycin (also known as “L-Annamycin” or “naxtarubicin”) in patients with acute myeloid leukemia (AML) and soft tissue sarcoma.

Key findings include:

●	Independent cardiac safety review conducted in 90 patients treated with L-Annamycin across five completed clinical trials
●	Source-verified pre-and-post-treatment left ventricular ejection fraction (LVEF) assessments available for 78 patients
●	Median cumulative L-Annamycin dose of 660 mg/m2 (95% CI, 645–690; range, 210–2,970 mg/m2), with most cumulative doses exceeding conventional lifetime anthracycline limits
●	No statistically significant change in LVEF from baseline to final assessment (mean difference, -0.12%; 95% CI, -1.34 to 1.09; p = 0.84)
●	No correlation observed between cumulative L-Annamycin dose and change in LVEF (p = 0.12)
●	No correlation observed between patient age and change in LVEF (p = 0.73)
●	Independent review of serial ECGs, cardiac biomarkers, cardiac adverse events, and available global longitudinal strain measurements demonstrated no evidence of drug-induced cardiotoxicity

“Acceptance of these findings at ASCO highlights the growing body of evidence supporting the differentiated safety profile of Annamycin,” said Walter Klemp, Chairman and CEO of Moleculin. “These data continue to support the potential for Annamycin to provide effective anthracycline therapy without the traditional cumulative dose limitations associated with cardiotoxicity. We believe these findings further strengthen the rationale for our ongoing pivotal Phase 2b/3 MIRACLE trial in AML patients.”

Anthracyclines remain among the most widely used chemotherapy agents but are limited by cumulative dose-dependent cardiotoxicity. Annamycin is designed to avoid multidrug resistance mechanisms while potentially eliminating the cardiotoxicity commonly associated with currently prescribed anthracyclines.

Previously reported results from the Company’s Phase 1b/2 study evaluating Annamycin in combination with cytarabine as second-line therapy in AML demonstrated:

●	50% complete remission (CR) rate
●	60% composite complete remission (CRc) rate
●	Median overall survival of 12.39 months (95% CI, 2.07–13.96) in the intent-to-treat population

The ASCO Annual Meeting is one of the largest and most influential gatherings of oncology professionals worldwide, featuring cutting-edge research and advances in cancer treatment. For more information, please visit asco.org.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the potential efficacy and safety of Annamycin and AnnAraC in R/R AML and other indications, and the potential for Annamycin to provide effective anthracycline therapy without cumulative dose limitations associated with cardiotoxicity. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com